EXHIBIT 99

Chrysler Financial	Distribution Date: 08-Jul-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 1 of 2

Payment Determination Statement Number	6
Distribution Date	08-Jul-05

Dates Covered	From and Including	To and Including
Collections Period	01-Jun-05	30-Jun-05
Accrual Period	08-Jun-05	07-Jul-05
30/360 Days	30
Actual/360 Days	30

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	114,365	1,746,793,603.00
Collections of Installment Principal		39,185,816.15
Collections Attributable to Full Payoffs		30,535,021.76
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		2,193,316.54

Pool Balance — End of Period	111,033	1,674,879,448.55

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	2,115,437,567.62
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	79.17%

Ending O/C Amount	136,863,212.45
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	108.90%

Cumulative Net Losses	2,888,564.18
Net Loss Ratio (3 mo. Weighted Avg.)	0.5576%
Cumulative Recovery Ratio	51.57%
60+ Days Delinquency Amount	4,864,975.07
Delinquency Ratio (3 mo. Weighted Avg.)	0.24170%

Weighted Average APR	6.480%
Weighted Average Remaining Term (months)	46.15
Weighted Average Seasoning (months)	17.39

Chrysler Financial	Distribution Date: 08-Jul-05
DaimlerChrysler Auto Trust 2005-A Monthly Servicer’s Certificate (KB)	Page 2 of 2

Cash Sources
Collections of Installment Principal	39,185,816.15
Collections Attributable to Full Payoffs	30,535,021.76

Principal Amount of Repurchases	0.00
Recoveries on Loss Accounts	1,065,464.68
Collections of Interest	9,445,132.92
Investment Earnings	145,024.54
Reserve Account	5,000,000.00

Total Sources	85,376,460.05

Cash Uses
Servicer Fee	1,455,661.34
A Note Interest	4,347,541.80
Priority Principal Distribution Amount	0.00
B Note Interest	194,000.00
Reserve Fund	5,000,000.00
Regular Principal Distribution Amount	74,379,256.91
Distribution to Certificateholders	0.00

Total Cash Uses	85,376,460.05

Administrative Payment
Total Principal and Interest Sources	85,376,460.05
Investment Earnings in Trust Account	(145,024.54)
Daily Collections Remitted	(81,347,038.32)
Cash Reserve in Trust Account	(5,000,000.00)
Servicer Fee (withheld)	(1,455,661.34)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(2,571,264.15)

O/C Release (Prospectus pg S18-S20)
Pool Balance	1,674,879,448.55
Yield Supplement O/C Amount	(62,463,448.98)

Adjusted Pool Balance	1,612,415,999.57

Total Securities	1,538,016,236.10

Adjusted O/C Amount	74,399,763.47

Target Overcollateralization Amount	80,620,799.98
O/C Release Period?	No

O/C Release	0.00

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Notes
Class A-1 500,000,000 @ 2.63%	112,395,493.01	38,016,236.10	74,379,256.91	148.7585138	246,333.46	0.4926669	500000000
Class A-2 595,000,000 @ 3.17%	595,000,000.00	595,000,000.00	0.00	0.0000000	1,571,791.67	2.6416667	595000000
Class A-3 500,000,000 @ 3.49%	500,000,000.00	500,000,000.00	0.00	0.0000000	1,454,166.67	2.9083333	500000000
Class A-4 345,000,000 @ 3.74%	345,000,000.00	345,000,000.00	0.00	0.0000000	1,075,250.00	3.1166667	345000000
Class B 60,000,000 @ 3.88%	60,000,000.00	60,000,000.00	0.00	0.0000000	194,000.00	3.2333333	60000000

Total Notes	1,612,395,493.01	1,538,016,236.10	74,379,256.91		4,541,541.80		2,000,000,000.00

*	Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 30